Exhibit EX-99.j.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Financial Highlights” in the Prospectus and to the use of our report dated August 30, 2010 with respect to the June 30, 2010 financial statements of the Frontegra Funds, Inc., comprised of the Frontegra Columbus Core Plus Fund, Frontegra Columbus Core Fund, Frontegra IronBridge Small Cap Fund, Frontegra IronBridge SMID Fund, Frontegra IronBridge Global Focus Fund, Frontegra Mastholm International Equity Fund, and Frontegra Netols Small Cap Value Fund which is incorporated by reference in this Registration Statement (Form N-1A) of Scout Funds, to be filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 28 to the Registration Statement under the Securities Act of 1933 (File No. 333-96461).

/s/ Ernst & Young LLP

Chicago, IL
May 2, 2011